Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 21, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.135350 per unit, payable on April 14, 2011, to unit holders of record on March 31, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased from the previous month due primarily to higher production of both oil and gas and higher prices for oil. This would primarily reflect production for the month of January. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,268 bbls and 244,704 Mcf. The average price for oil was $86.79 per bbl and for gas was $7.19 per Mcf. Capital expenditures were approximately $571,743.88. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil	Gas
			(per bbl)	(per Mcf)

Current Month	56,268	244,704	$86.79	$7.19
Prior Month	42,871	180,258	$82.59	$7.28
     The 2010 tax information packets were mailed directly to unitholders the first week of March. A copy of Permian’s 2010 Tax Information booklet is posted on Permian’s website. In addition to the tax booklet, and new this year, the Permian website also has two simple calculators for computing the income and expense amounts and the cost depletion.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.877.228.5085